Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

FULL DETAILS OF FIRST QUARTER EARNINGS

MIAMI (March 22, 2011) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) reported net income of $152 million, or $0.19 diluted EPS, on revenues of $3.4 billion for its first quarter ended February 28, 2011. Net income for the first quarter 2010 was $175 million, or $0.22 diluted EPS, on revenues of $3.2 billion. The first quarter 2010 included the favorable impact of $0.10 per share from unusual items.

Carnival Corporation & plc Chairman and CEO Micky Arison indicated that earnings in the first quarter 2011 were at the high end of the company’s December guidance due to lower than expected unit costs which offset higher than expected fuel prices.

Commenting on the first quarter, Arison said, “Net revenue yields increased 2 percent (constant dollars) driven by a significant improvement in ticket prices for our European brands. We remained focused on managing costs and reducing fuel consumption. All of which more than offset rising fuel prices during the quarter.”

Key metrics for the first quarter 2011 compared to the prior year were as follows:

•

On a constant dollar basis net revenue yields (net revenue per available lower berth day) increased 2.0 percent for 1Q 2011, which was in line with December guidance. Gross revenue yields increased 2.4 percent in current dollars.

•

Net cruise costs, excluding fuel and the 1Q 2010 $44 million gain on the sale of P&O Cruises (UK)’s Artemis, per available lower berth day (“ALBD”) were in line with the prior year in constant dollars, and were better than the December guidance of flat to up 1 percent. Gross cruise costs per ALBD in current dollars increased 4.4 percent.

•	Fuel prices increased 9 percent to $543 per metric ton for 1Q 2011 from $497 per metric ton in 1Q 2010 and were higher than the December guidance of $526 per metric ton.

During the first quarter, the company announced an increase in its regular quarterly dividend to $0.25 per share from $0.10 per share, signifying continuing confidence in the company’s future earnings potential.

2011 Outlook

Since the start of the calendar year, booking volumes and prices for the remaining three quarters are running higher than the prior year. At this point in time, cumulative advance bookings for the remainder of the year are at higher prices with slightly lower occupancies versus last year.

Arison noted, “Despite the uncertain world events that have unfolded during our peak booking period, we have experienced a solid wave season. Ticket prices for the peak summer season remain particularly strong. The convenience and affordability of a cruise vacation continues to gain recognition as consumers discover the unrivaled experience cruising offers. As a result, long-term fundamentals for our business remain attractive in an environment where consumers increasingly value the importance of taking their holidays.”

The company expects full year net revenue yields, on a constant dollar basis, to increase 2.5 to 3.5 percent compared to 3 to 4 percent in its December guidance. As previously announced, the change in yield guidance of approximately $44 million, or $0.05 per share, results from the itinerary changes in the Middle East and North Africa necessitated by the political unrest in that region. The company expects net revenue yields on a current dollar basis to increase 4.5 to 5.5 percent for the full year 2011 compared to 2010.

The company expects net cruise costs, excluding fuel, per ALBD for the full year 2011 to be flat to up slightly on a constant dollar basis compared to flat in its December guidance due to increasing inflation expectations. Slightly lower expectations in other cost categories are expected to offset the slightly higher net cruise costs guidance.

As previously announced, fuel prices have increased significantly since we provided December guidance. Based on current spot prices for fuel, fuel costs are now expected to increase $355 million for the full year 2011 compared to December guidance, costing an additional $0.45 per share. However, the weakening of the U.S. dollar since December guidance is expected to benefit earnings by $75 million, or $0.09 per share.

Taking all the above factors into consideration, the company now forecasts full year 2011 fully diluted earnings per share to be in the range of $2.55 to $2.65, compared to its December guidance range of $2.90 to $3.10 and full year 2010 of $2.47. This guidance is slightly better than the update provided on March 11, due to the change in spot prices for fuel and currency.

Second Quarter 2011

Second quarter constant dollar net revenue yields are expected to increase in the 1.5 to 2.5 percent range (4.5 to 5.5 percent on a current dollar basis) compared to the prior year. Net cruise costs excluding fuel per ALBD for the second quarter are expected to be 2.0 to 3.0 percent higher on a constant dollar basis. Fuel costs for the second quarter are expected to increase $140 million compared to the prior year, costing an additional $0.18 per share.

Based on current fuel prices and currency exchange rates, the company expects fully diluted earnings for the second quarter 2011 to be in the range of $0.20 to $0.24 per share, down from $0.32 per share in 2010 due to the drag on earnings from the higher fuel prices.

During the second quarter two new ships will debut in Europe, AIDA Cruises’ 2,194-passenger AIDAsol and Carnival Cruise Lines’ 3,690-passenger Carnival Magic, furthering the company’s strategy to expand its global presence.

Selected Key Forecast Metrics

	Full Year 2011		Second Quarter 2011
	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Change in:
Net revenue yields	4.5 to 5.5%	2.5 to 3.5%	4.5 to 5.5%	1.5 to 2.5%
Net cruise cost excluding fuel/ALBD	2.0 to 3.0%	0.0 to 1.0%	5.0 to 6.0%	2.0 to 3.0%

	Full Year 2011	Second Quarter 2011

Fuel price per metric ton	$631	$659
Fuel consumption (metric tons in thousands)	3,440	875
Currency
Euro	$1.39 to €1	$1.40 to €1
Sterling	$1.61 to £1	$1.61 to £1

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (2:00 p.m. GMT) today to discuss its 2011 first quarter earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (UK) and P&O Cruises (Australia).

Together, these brands operate 98 ships totaling more than 191,000 lower berths with 10 new ships scheduled to be delivered between March 2011 and May 2014. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this earnings release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate” and similar expressions of future intent or the negative of such terms. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc’s actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact, among other things, the forecasting of Carnival Corporation & plc’s earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and tax costs, fuel expenses, costs per available lower berth day, estimates of ship depreciable lives and residual values, liquidity, goodwill and trademark fair values and outlook. These factors include, but are not limited to, the following: general economic and business conditions; fluctuations in foreign currency exchange rates; the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel; competition from and overcapacity in the cruise ship or land-based vacation industries; accidents, the spread of contagious diseases and threats thereof, adverse weather conditions or natural disasters and other incidents affecting the health, safety, security and satisfaction of guests and crew; adverse publicity concerning the cruise industry in general, or Carnival Corporation & plc in particular, including any adverse impact that cruising may have on the marine environment; changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulations under which Carnival Corporation & plc operates; economic, market and political factors that are beyond Carnival Corporation & plc’s control, which could increase its operating, financing and other costs; the ability of Carnival Corporation & plc to implement its shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with its expectations; increases in Carnival Corporation & plc’s repairs and maintenance expenses and refurbishment costs as its fleet ages; the continued strength of Carnival Corporation & plc’s cruise brands and its ability to implement its brand strategies; Carnival Corporation & plc’s international operations are subject to additional risks not generally applicable to its U.S. operations; geographic regions in which Carnival Corporation & plc tries to expand its business may be slow to develop and ultimately not develop how it expects; whether Carnival Corporation & plc’s future operating cash flow will be sufficient to fund future obligations and whether it will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with its expectations; Carnival Corporation & plc counterparties’ abilities to perform; continuing financial viability of Carnival Corporation & plc’s travel agent distribution system, air service providers and other key vendors in its supply chain and reductions in the availability of, and increases in the pricing for, the services and products provided by these vendors; Carnival Corporation & plc’s decisions to self-insure against various risks or its inability to obtain insurance for certain risks at reasonable rates; disruptions and other damages to Carnival Corporation & plc’s information technology and other networks and operations and breaches in data security; loss of key personnel or Carnival Corporation & plc’s ability to recruit or retain qualified personnel; union disputes and other employee relation issues; lack of continuing availability of attractive, convenient and safe port destinations; and risks associated with the dual listed company arrangement. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, Carnival Corporation & plc expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Tim Gallagher	Beth Roberts
1 305 599 2600, ext. 16000	1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended February 28,
	2011	2010

Revenues
Cruise
Passenger tickets	$2,652	$2,441	(a)
Onboard and other	757	729	(b)
Tour and other	10	8

	3,419	3,178

Costs and Expenses
Operating
Cruise
Commissions, transportation and other	664	581	(a)
Onboard and other	120	113
Payroll and related	411	391
Fuel	450	397
Food	231	212
Other ship operating	510	474	(c)
Tour and other	9	14

Total	2,395	2,182
Selling and administrative	422	396
Depreciation and amortization	367	345

	3,184	2,923

Operating Income	235	255

Nonoperating (Expense) Income
Interest income	2	4
Interest expense, net of capitalized interest	(86)	(96)
Other income (expense), net	6	(3)

	(78)	(95)

Income Before Income Taxes	157	160

Income Tax (Expense) Benefit, Net	(5)	15	(d)

Net Income	$152	$175

Earnings Per Share
Basic	$0.19	$0.22

Diluted	$0.19	$0.22

Dividends Declared Per Share	$0.25	$0.10

Weighted-Average Shares Outstanding – Basic	790	787

Weighted-Average Shares Outstanding – Diluted	794	805

(a)	During the fourth quarter of 2010, we changed the classification of our port costs that vary with guest head counts to a gross presentation from a net presentation, which resulted in an increase in both passenger ticket revenues and commissions, transportation and other costs. The amount reclassified and now included on a gross basis in passenger ticket revenues and commissions, transportation and other costs was $83 million for the three months ended February 28, 2010.
(b)	Includes $19 million from minimum guarantees and a litigation settlement.
(c)	Includes a $44 million gain recognized from the 2009 sale of P&O Cruises (UK)’s Artemis.
(d)	Includes an $18 million Italian investment incentive income tax benefit.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	February 28, 2011	November 30, 2010

ASSETS
Current Assets
Cash and cash equivalents	$465	$429
Trade and other receivables, net	308	248
Inventories	343	320
Prepaid expenses and other	249	247

Total current assets	1,365	1,244

Property and Equipment, Net	31,225	30,967

Goodwill	3,373	3,320

Other Intangibles	1,335	1,320

Other Assets	667	639

	$37,965	$37,490

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$679	$740
Current portion of long-term debt	811	613
Accounts payable	516	503
Accrued liabilities and other	1,121	1,094
Customer deposits	2,882	2,805

Total current liabilities	6,009	5,755

Long-Term Debt	7,815	8,011

Other Long-Term Liabilities and Deferred Income	706	693

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 647 shares at 2011 and 646 shares at 2010 issued	6	6
Ordinary shares of Carnival plc, $1.66 par value; 215 shares at 2011 and 214 shares at 2010 issued	357	355
Additional paid-in capital	8,148	8,094
Retained earnings	17,178	17,224
Accumulated other comprehensive income (loss)	141	(254)
Treasury stock, 39 shares at 2011 and 2010 of Carnival Corporation and 31 shares at 2011 and 2010 of Carnival plc, at cost	(2,395)	(2,394)

Total shareholders’ equity	23,435	23,031

	$37,965	$37,490

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended February 28,
	2011	2010

STATISTICAL INFORMATION
Passengers carried (in thousands)	2,185	2,049
Occupancy percentage	105.0%	103.5%
Fuel consumption (metric tons in thousands)	828	800
Fuel cost per metric ton (a)	$543	$497
Currencies
U.S. dollar to €1	$1.34	$1.42
U.S. dollar to £1	$1.58	$1.60
U.S. dollar to Australian dollar	$1.00	$0.90
CASH FLOW INFORMATION (in millions)
Cash from operations	$412	$396
Capital expenditures	$172	$1,169
Dividends paid	$79

(a)	Fuel cost per metric ton is calculated by dividing the cost of fuel by the number of metric tons consumed.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues, without rounding, by ALBDs as follows (dollars in millions, except yields) (a):

	Three Months Ended February 28,
	2011	2011 Constant Dollar	2010

Passenger ticket revenues	$2,652	$2,688	$2,441
Onboard and other revenues	757	763	729

Gross cruise revenues	3,409	3,451	3,170

Less cruise costs
Commissions, transportation and other	(664)	(679)	(581)
Onboard and other	(120)	(121)	(113)

	(784)	(800)	(694)

Net passenger ticket revenues	1,988	2,009	1,860
Net onboard and other revenues	637	642	616

Net cruise revenues	$2,625	$2,651	$2,476

ALBDs (b)	16,686,710	16,686,710	15,890,082

Gross revenue yields	$204.30	$206.79	$199.48
% increase vs. 2010	2.4%	3.7%
Net revenue yields	$157.28	$158.87	$155.81
% increase vs. 2010	0.9%	2.0%

Net passenger ticket revenue yields	$119.11	$120.41	$117.07
% increase vs. 2010	1.7%	2.9%

Net onboard and other revenue yields	$38.17	$38.46	$38.74
% decrease vs. 2010	(1.5)%	(0.7)%

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel, without rounding, by ALBDs as follows (dollars in millions, except costs per ALBD) (a):

	Three Months Ended February 28,
	2011	2011 Constant Dollar	2010

Cruise operating expenses	$2,386	$2,414	$2,168
Cruise selling and administrative expenses (c)	416	420	389

Gross cruise costs	2,802	2,834	2,557

Less cruise costs included in net cruise revenues
Commissions, transportation and other	(664)	(679)	(581)
Onboard and other	(120)	(121)	(113)

Net cruise costs	2,018	2,034	1,863

Less fuel	(450)	(450)	(397)

Net cruise costs excluding fuel	$1,568	$1,584	$1,466

ALBDs (b)	16,686,710	16,686,710	15,890,082

Gross cruise costs per ALBD	$167.92	$169.81	$160.92
% increase vs. 2010	4.4%	5.5%
Net cruise costs per ALBD	$120.90	$121.89	$117.25
% increase vs. 2010	3.1%	4.0%

Net cruise costs excluding fuel per ALBD	$93.95	$94.94	$92.25
% increase vs. 2010	1.9%	2.9%

(See next page for Notes to Non-GAAP Financial Measures.)

NOTES TO NON-GAAP FINANCIAL MEASURES

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business. We believe these non-GAAP measures provide an expanded insight to measure our revenue and cost performance in addition to the standard U.S. GAAP-based financial measures.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross cruise revenues, net of (1) onboard and other revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net onboard and other revenues reflect gross cruise revenues, net of (1) passenger ticket revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the quantitative reconciliations of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs would include a significant amount of uncertainty in projecting the costs deducted to arrive at this measure. As such, management does not believe that this reconciling information would be meaningful.

In addition, because our Europe, Australia & Asia cruise brands utilize the euro, sterling and Australian dollar to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies, and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report our non-GAAP financial measures assuming the 2011 period currency exchange rates have remained constant with the 2010 period rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the growth of our business in a fluctuating currency exchange rate environment.

There are no specific rules for determining our non-GAAP current and constant dollar financial measures and, accordingly, it is possible that they may not be exactly comparable to the like-kind information presented by other cruise companies, which is a potential risk associated with using these measures to compare us to other cruise companies.

(b)	ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)	For the three months ended February 28, 2011 and 2010, selling and administrative expenses were $422 million and $396 million, respectively. For the three months ended February 28, 2011 and 2010, selling and administrative expenses were comprised of cruise selling and administrative expenses of $416 million and $389 million and Tour and Other selling and administrative expenses of $6 million and $7 million, respectively.